Phronesis Consulting Sagl

ADVISORY AGREEMENT

Dated as of June 1, 2016

By and between:

Phronesis Consulting Sagl (The Advisor)

And

XTRIBE LTD, (The Company)

Whereas:

A. Company is a company limited by shares organized under the laws of England with registered office in Victory House, 99-101, Regent Street, London W1B4EZ, and active in the field of information technologies.

B. Advisor is a limited liability company organized under the laws of Switzerland specialized in consulting in, supporting of, and advising start-up companies.

Now it is therefore agreed as follows:

1. Undertaking by Phronesis Consulting Sagl

(a) Advisor shall provide consulting services to Company.

2. Undertaking by Company

(a) Company undertakes to timely provide Advisor with all information and documentation upon request from Advisor.

3. **Consideration**

(a) In consideration for the Services by Advisor, Company will pay:

- Euro 8'000 each month from July 10, 2016.
- Cost and Expenses will be integrated in the invoice

4. **Miscellaneous**

Costs and Expenses
Each Party shall bear the costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement, including but not limited to legal, accountancy, actuarial and other professional fees.

Notices
Any notice, request, instruction or other document deemed by any Party to be necessary or desirable to be given to the other Parties, shall be in writing and shall be mailed by registered mail addressed as follows:

If to Company:
Victory House, 99-101, Regent Street, London W1B4EZ

If to Phronesis Consulting sagl:
Via Cortivallo 10, 6900 Lugano

Each Party may at any time change its address by giving notice to the other Parties in the manner described above.

No Waiver

The failure of any Party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any breach of this Agreement by any Party hereto shall not be construed as a waiver of any other prior or subsequent breach.

Entire Agreement; Modifications

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and there have been and are no agreements between the Parties other than those set forth or provided for herein. This Agreement may be amended only in writing through a document signed by the Parties hereto.

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No Assignment

Neither Party shall assign this Agreement or any rights or obligations hereunder to any third party without the written consent of the other Parties hereto.

5. Governing law and arbitration

Governing Law

This Agreement shall be subject to and governed by Swiss Law.

Arbitration

Any dispute, controversy or claim arising out of or in relation to this contract, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers' Arbitration Institution in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be one; the seat of the arbitration shall be in Lugano; the arbitral proceedings shall be conducted in Italian.

Signatures

Phronesis Consulting Sagl

London 1 June 2016
Place, date

By:
Title: CEO

XTRIBE

Brunello Bianca

London 1 June 2016
Place, date

By:
Title: DIRECTOR